EXHIBIT 99.1

Westport Completes Purchase of South Texas Natural Gas Assets

Denver, Colorado — December 18, 2003 — Westport Resources Corporation (NYSE: WRC) today announced that it has completed the acquisition of oil and natural gas assets located in South Texas from privately held United Resources for $350 million. Westport will allocate approximately $38 million of the purchase price to unproved properties, undeveloped acreage, seismic data, exploration projects and other assets. The Company funded the transaction with existing cash and borrowings under its revolving credit facility, which provides for a borrowing base of $500 million. Westport expects that the transaction will add approximately $80 to $100 million of net cash provided by operating activities and approximately $0.30 to $0.35 of net income per share.

The acquisition increases Westport’s total proved reserves by approximately 211 Bcfe, of which 97% are natural gas. 60% of the added proved reserves are classified as proved developed. The Company has also identified greater than 100 Bcfe of probable and possible potential and an exploratory prospect inventory comprised of 48,000 gross (25,000 net) undeveloped acres.

The acquired properties produced approximately 27 Bcfe in 2003 and Westport expects to increase production by greater than 10% during the next twelve months. The properties have an average lease operating cost of approximately $0.50/Mcfe and a reserve to production ratio of approximately 8 years based upon estimated 2003 production.

“The assets complement a growing core area for Westport in South Texas. The acquisition of operated, natural gas properties enhances our portfolio of low-risk exploitation opportunities adding over 200 drilling locations. The acquisition also provides value-creating exploration opportunities targeting the Wilcox, Lobo and Vicksburg trends,” commented Barth Whitham, President and Chief Operating Officer of Westport. “We have increased our 2004 capital budget by approximately $50 million in order to commence development of the significant acquired exploitation and exploration inventory.”

Westport is an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the Rocky

Mountains, Permian Basin/Mid-Continent, the Gulf Coast and offshore Gulf of Mexico.

Contact information: Lon McCain or Jonathan Bloomfield at (303) 573-5404.

Forward — Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact, such as estimated reserves, estimated reserve potential, exploratory potential, estimated net cash, estimated net income, estimated net income per share, projected drilling and development activity and projected production. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are many factors that could cause forward-looking statements not to be correct, including the risks and uncertainties inherent in the Company’s business and other cautionary statements set forth in the filings of the Company with the Securities and Exchange Commission, including, without limitation, the Company’s most recent Annual Report on Form 10-K. These risks include, among others, oil and gas price volatility, availability of services and supplies, operating hazards and mechanical failures, uncertainties in the estimates of proved reserves and in projections of future rates of production and timing of development expenditures, exploration risks, environmental risks, regulatory changes, general economic conditions, risks of assimilating acquired properties and the actions or inactions of third-party operators. The Company does not undertake any obligation to update any forward-looking statements contained in this release.